The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT
Dated February 20, 2026
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283672
(To Prospectus dated February 6, 2025,
Index Supplement dated February 6, 2025
and Product Supplement dated February 6, 2025)

UBS AG $• Trigger Autocallable Notes with Contingent Accreting Return

Linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the shares of the State Street® Utilities Select Sector SPDR® ETF due on or about March 3, 2031

Investment Description

UBS AG Trigger Autocallable Notes with Contingent Accreting Return (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the shares of the State Street® Utilities Select Sector SPDR® ETF (each an “underlying asset” and together the “underlying assets”). We also refer to an exchange-traded fund as an “ETF”, an underlying asset that is a share of an ETF as an “underlying equity” and an underlying asset that is an index as an “underlying index”.

If the closing level of each underlying asset is equal to or greater than its accretion barrier on an observation date (including the final valuation date), on such observation date UBS will increase the aggregate accreted return by a contingent accreting return. You will receive no current payments in respect of any contingent accreting return prior to an automatic call or maturity, as applicable. If the closing level of any underlying asset is less than its accretion barrier on an observation date, there will be no contingent accreting return with respect to such observation date.

UBS will automatically call the Notes early if the closing level of each underlying asset on any observation date (beginning after 12 months) prior to the final valuation date is equal to or greater than its call threshold level, which is a level of each underlying asset equal to a percentage of its initial level, as indicated below. If the Notes are subject to an automatic call, UBS will pay you on the payment date corresponding to such observation date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any aggregate accreted return as of such observation date, and no further payment will be made on the Notes.

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount plus any aggregate accreted return as of the final valuation date. If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, at maturity, UBS will pay you a cash payment per Note reflecting any aggregate accreted return as of the final valuation date and percentage a loss on your principal amount equal to the percentage decline in the closing level of the underlying asset with the lowest underlying return (the “least performing underlying asset”) from its initial level to its final level over the term of the Notes. In extreme situations, you could lose all of your principal amount. If the final level of any underlying asset is less than its downside threshold, you will suffer a percentage loss on your principal amount equal to the underlying return of the least performing underlying asset.

Investing in the Notes involves significant risks. You will lose a significant portion or all of your principal amount if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold. The aggregate accreted return may be zero and you may receive no aggregate accreted return on the Notes upon an automatic call or at maturity, as applicable. You will be exposed to the market risk of each underlying asset on each observation date, including the final valuation date, and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Higher contingent accreting return rates are generally associated with a greater risk of loss. The contingent repayment of principal only applies if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Potential for Contingent Accreting Returns — UBS will increase the aggregate accreted return by a contingent accreting return on an observation date only if the closing level of each underlying asset is equal to or greater than its accretion barrier on such observation date (including the final valuation date). Otherwise, if the closing level of any underlying asset is less than its accretion barrier on an observation date, there will be no contingent accreting return with respect to such observation date. You will receive no current payments in respect of any contingent accreting return prior to an automatic call or maturity, as applicable.

❑

Automatic Call Feature — If the closing level of each underlying asset is equal to or greater than its call threshold level on any observation date (beginning after 12 months) prior to the final valuation date, UBS will automatically call the Notes and pay you on the related call settlement date the principal amount of your notes plus any aggregate accreted return as of such observation date. If the Notes were previously subject to an automatic call, no further payment will be owed to you on the Notes. If the Notes are not subject to an automatic call, investors will have the potential for downside market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure — If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount plus any aggregate accreted return as of the final valuation date. If, however, the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, at maturity, UBS will pay you a cash payment per Note reflecting any aggregate accreted return as of the final valuation date and a percentage loss on your principal amount equal to the negative return of the least performing underlying asset over the term of the Notes. In extreme situations, you could lose all of your principal amount. The contingent repayment of principal applies only if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	February 26, 2026
Settlement Date**	March 3, 2026
Observation Dates	Monthly (callable after 12 months) (see page 4)
Final Valuation Date	February 26, 2031
Maturity Date	March 3, 2031
*	Expected. See page 2 for additional details.
**

We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Notes at maturity, and the Notes may have the same downside market risk as that of the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The final terms of the Notes will be set on the trade date.

Underlying Assets	Bloomberg Tickers	Contingent Accreting Return Rate	Initial Levels	Call Threshold Levels	Accretion Barriers	Downside Thresholds	CUSIP	ISIN
Russell 2000® Index	RTY	8.05% per annum	•	100.00% of its Initial Level	65.00% of its Initial Level	55.00% of its Initial Level	90265W2S8	US90265W2S84
S&P 500® Index	SPX		•	100.00% of its Initial Level	65.00% of its Initial Level	55.00% of its Initial Level
Shares of the State Street® Utilities Select Sector SPDR® ETF	XLU		$•	100.00% of its Initial Level	65.00% of its Initial Level	55.00% of its Initial Level

The estimated initial value of the Notes as of the trade date is expected to be between $956.80 and $986.80. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 7 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated February 6, 2025, the accompanying prospectus dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Compensation(1)(2)		Proceeds to UBS AG(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the shares of the State Street® Utilities Select Sector SPDR® ETF	$•	$1,000.00	$•	$2.50	$•	$997.50

(1) Notwithstanding the underwriting discount received by one or more third-party dealers from UBS Securities LLC described below, certain registered investment advisers or fee-based advisory accounts unaffiliated from UBS may purchase Notes from a third-party dealer at a purchase price of at least $997.50 per Note, and such third-party dealer, with respect to such sales, may forgo some or all of the underwriting discount.

(2) Our affiliate, UBS Securities LLC, will receive an underwriting discount of $2.50 per Note sold in this offering. UBS Securities LLC intends to either re-allow the full amount of this discount to one or more third-party dealers or to offer the Notes directly to investors at the issue price to the public. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount received. UBS AG may also periodically pay another unaffiliated dealer a marketing fee of $5.00 per Note with respect to some or all of the Notes in connection with its marketing efforts.

UBS Securities LLC	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

♦Index Supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007688/ubs_424b2-03745.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Trigger Autocallable Notes with Contingent Accreting Return” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated February 6, 2025, references to the “index supplement” mean the UBS index supplement, dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each observation date, including the final valuation date, and that you will lose a significant portion or all of your principal amount if the final level of any underlying asset is less than its downside threshold.

♦You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying asset or the stocks comprising the least performing underlying asset (its “underlying equity constituents”) and, with respect to an underlying equity, the other assets comprising such underlying equity (together with the underlying equity constituents, the “underlying constituents”).

♦You are willing to receive a low or zero aggregate accreted return upon an automatic call or at maturity and believe that the closing level of each underlying asset will be equal to or greater than its accretion barrier on each observation date and that the final level of each underlying asset will be equal to or greater than its downside threshold.

♦You understand and accept that you will receive no current payments in respect of any contingent accreting return prior to an automatic call or maturity, as applicable.

♦You understand and accept that, if the final level of any underlying asset is less than its downside threshold, you will suffer a percentage loss on your principal amount equal to the underlying return of the least performing underlying asset.

♦You understand and accept that you will not participate in any appreciation in the level of any of the underlying assets and that your potential return is limited to any aggregate accreted return.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You are willing to invest in the Notes based on the contingent accreting return rate specified on the cover hereof.

♦You are willing to invest in the Notes based on the call threshold levels, downside thresholds and accretion barriers specified on the cover hereof.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on an underlying equity or the underlying constituents.

♦You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the underlying assets.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any payment due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each observation date, including the final valuation date, or that you will lose a significant portion or all of your principal amount if the final level of any underlying asset is less than its downside threshold.

♦You are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying asset or its underlying constituents.

♦You are unwilling to receive a low or zero aggregate accreted return upon an automatic call or at maturity or believe that the closing level of at least one of the underlying assets will decline during the term of the Notes and is likely to be less than its accretion barrier on each observation date or that the final level of any underlying asset will be less than its downside threshold.

♦You do not understand or are unwilling to accept that you will receive no current payments in respect of any contingent accreting return prior to an automatic call or maturity, as applicable.

♦You do not understand or are unwilling to accept that, if the final level of any underlying asset is less than its downside threshold, you will suffer a percentage loss on your principal amount equal to the underlying return of the least performing underlying asset.

♦You seek an investment that participates in the appreciation in the levels of the underlying assets or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You are unwilling to invest in the Notes based on the contingent accreting return rate specified on the cover hereof.

♦You are unwilling to invest in the Notes based on the call threshold levels, downside thresholds or accretion barriers specified on the cover hereof.

♦You seek current income from your investment or prefer to receive any dividends paid on an underlying equity or the underlying constituents.

♦You are unable or unwilling to hold Notes that may be subject to an automatic call, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying assets.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term

Approximately 5 years, unless subject to an automatic call. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates (including the final valuation date), as well as the related call settlement dates and the maturity date to ensure that the stated term of the Notes remains the same.

Underlying Assets	The Russell 2000® Index, the S&P 500® Index and the shares of the State Street® Utilities Select Sector SPDR® ETF
Contingent Accreting Return & Contingent Accreting Return Rate

If the closing level of each underlying asset is equal to or greater than its accretion barrier on any observation date (including the final valuation date), UBS will increase the aggregate accreted return by the contingent accreting return as of such observation date.

You will receive no current payments in respect of any contingent accreting return prior to an automatic call or maturity, as applicable.

If the closing level of any underlying asset is less than its accretion barrier on any observation date (including the final valuation date), there will be no contingent accreting return with respect to such observation date.

The contingent accreting return is a fixed amount based upon equal periods at a per annum rate (the “contingent accreting return rate”). The table below sets forth the contingent accreting return rate and contingent accreting return for each Note that would be applicable to each observation date on which the above conditions are satisfied.

	Contingent Accreting Return Rate	8.05% per annum
	Contingent Accreting Return	$6.7083

Contingent accreting returns on the Notes are not guaranteed. With respect to any observation date on which the closing level of any underlying asset is less than its accretion barrier, there will be no contingent accreting return with respect to such observation date.

Aggregate Accreted Return

The aggregate of contingent accreting returns (if any) as may be increased as described above with respect to each observation date, up to, and including, the relevant observation date upon an automatic call or the final valuation date, as applicable.

Automatic Call Feature

UBS will automatically call the Notes if the closing level of each underlying asset on any observation date (beginning after 12 months) other than the final valuation date is equal to or greater than its call threshold level.

If the Notes are subject to an automatic call, UBS will pay you on the corresponding payment date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any aggregate accreted return as of the corresponding observation date (the “call settlement amount”). Following an automatic call, no further payment will be made on the Notes.

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment equal to:

Principal Amount + Aggregate Accreted Return

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment reflecting a loss on your principal amount, equal to:

Principal Amount × (1 + Underlying Return of the Least Performing Underlying Asset) + Aggregate Accreted Return

In this scenario, you will receive any aggregate accreted return but you will suffer a percentage loss on your principal amount equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your principal amount.

Underlying Return	With respect to each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Call Threshold Level(1)	A specified level of each underlying asset that is equal to a percentage of its initial level, as specified on the cover hereof.
Downside Threshold(1)	A specified level of each underlying asset that is less than its respective initial level, equal to a percentage of its initial level, as specified on the cover hereof.
Accretion Barrier(1)	A specified level of each underlying asset that is less than its respective initial level, equal to a percentage of its initial level, as specified on the cover hereof.
Initial Level(1)	The closing level of each underlying asset on the trade date.
Final Level(1)	The closing level of each underlying asset on the final valuation date.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” with respect to an underlying index, and under “— Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” with respect to an underlying equity, in each case as described in the accompanying product supplement.

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Notes are set.

Observation Dates (Monthly, callable beginning after 12 months)

If the closing level of each underlying asset is equal to or greater than its accretion barrier on any observation date (including the final valuation date), UBS will increase the aggregate accreted return by the contingent accreting return as of such observation date.

The Notes will be subject to an automatic call if the closing level of each underlying asset on any observation date (beginning after 12 months) other than the final valuation date is equal to or greater than its call threshold level.

If the Notes are subject to an automatic call, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus any aggregate accreted return as of such observation date. Following an automatic call, no further payment will be made on the Notes.

Maturity Date

The final level of each underlying asset is observed on the final valuation date, the underlying return of each underlying asset is calculated and the least performing underlying asset is determined.

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment per Note equal to:

Principal Amount + Aggregate Accreted Return

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment per Note reflecting a loss on your principal amount, equal to:

Principal Amount × (1 + Underlying Return of the Least Performing Underlying Asset) + Aggregate Accreted Return

In this scenario, you will receive any aggregate accreted return but you will suffer a percentage loss on your principal amount equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your principal amount.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

You will lose a significant portion or all of your principal amount if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold. The aggregate accreted return may be zero and you may receive no aggregate accreted return on the Notes upon an automatic call or at maturity, as applicable. You will be exposed to the market risk of each underlying asset on each observation date (including the final valuation date) and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset.

Observation Dates(1) and Call Settlement Dates(1)(2)

Observation Dates	Payment Dates	Observation Dates	Payment Dates	Observation Dates	Payment Dates
March 26, 2026*	March 31, 2026*	November 26, 2027	December 1, 2027	July 26, 2029	July 31, 2029
April 27, 2026*	April 30, 2026*	December 27, 2027	December 30, 2027	August 27, 2029	August 30, 2029
May 26, 2026*	May 29, 2026*	January 26, 2028	January 31, 2028	September 26, 2029	October 1, 2029
June 26, 2026*	July 1, 2026*	February 28, 2028	March 2, 2028	October 26, 2029	October 31, 2029
July 27, 2026*	July 30, 2026*	March 27, 2028	March 30, 2028	November 26, 2029	November 29, 2029
August 26, 2026*	August 31, 2026*	April 26, 2028	May 1, 2028	December 26, 2029	December 31, 2029
September 28, 2026*	October 1, 2026*	May 26, 2028	June 1, 2028	January 28, 2030	January 31, 2030
October 26, 2026*	October 29, 2026*	June 26, 2028	June 29, 2028	February 26, 2030	March 1, 2030
November 27, 2026*	December 2, 2026*	July 26, 2028	July 31, 2028	March 26, 2030	March 29, 2030
December 28, 2026*	December 31, 2026*	August 28, 2028	August 31, 2028	April 26, 2030	May 1, 2030
January 26, 2027*	January 29, 2027*	September 26, 2028	September 29, 2028	May 28, 2030	May 31, 2030
February 26, 2027*	March 3, 2027	October 26, 2028	October 31, 2028	June 26, 2030	July 1, 2030
March 29, 2027	April 1, 2027	November 27, 2028	November 30, 2028	July 26, 2030	July 31, 2030
April 26, 2027	April 29, 2027	December 26, 2028	December 29, 2028	August 26, 2030	August 29, 2030
May 26, 2027	June 1, 2027	January 26, 2029	January 31, 2029	September 26, 2030	October 1, 2030
June 28, 2027	July 1, 2027	February 26, 2029	March 1, 2029	October 28, 2030	October 31, 2030
July 26, 2027	July 29, 2027	March 26, 2029	March 29, 2029	November 26, 2030	December 2, 2030
August 26, 2027	August 31, 2027	April 26, 2029	May 1, 2029	December 26, 2030	December 31, 2030
September 27, 2027	September 30, 2027	May 29, 2029	June 1, 2029	January 27, 2031	January 30, 2031
October 26, 2027	October 29, 2027	June 26, 2029	June 29, 2029	Final Valuation Date	Maturity Date
*	The Notes are not callable until the first potential call settlement date, which is March 3, 2027.
(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.
(2)	Three business day(s) following each observation date, except that the payment date for the final valuation date is the maturity date which, for purposes of an automatic call, is not a call settlement date.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the least performing underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your principal amount.

♦The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset at such time is equal to or greater than its downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.

♦You may receive no contingent accreting returns with respect to your Notes — UBS will not necessarily increase the aggregate accreted return by any contingent accreting returns. If the closing level of any underlying asset is less than its respective accretion barrier on an observation date, there will be no contingent accreting return with respect to such observation date. This will be the case even if the closing level of each other underlying asset is equal to or greater than its respective accretion barrier on that observation date. If the closing level of any underlying asset is less than its accretion barrier on each observation date, you will not receive a positive return on your Notes. Generally, this coincides with a period of greater risk of principal loss on your Notes. Even if the aggregate accreted return is increased by contingent accreting returns, you will receive no current payments in respect of any contingent accreting return prior to an automatic call or maturity, as applicable.

♦Your potential return on the Notes is limited to any aggregate accreted return, you will not participate in any appreciation of any underlying asset or underlying constituents and you will not receive dividend payments on an underlying equity or have the same rights as holders of an underlying equity or any underlying equity constituents — The return potential of the Notes is limited to the pre-specified contingent accreting return rate, regardless of the appreciation of the underlying assets. In addition, your return on the Notes will vary based on the number of observation dates, if any, on which the requirements of the contingent accreting return have been met prior to maturity or an automatic call. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if the Notes are subject to an automatic call, you will not receive any contingent accreting returns or any other payment after the call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. If the Notes are not subject to an automatic call, you may be subject to the decline of the least performing underlying asset even though you cannot participate in any appreciation in the level of any underlying asset. As a result, the return on an investment in the Notes could be less than the return on a hypothetical investment in any or all of the underlying assets or underlying constituents. In addition, as an owner of the Notes, you will not receive or be entitled to receive any dividend payments or other distributions on an underlying equity during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of any payments on your Notes. Similarly, you will not have voting rights or any other rights of a holder of an underlying equity or any underlying equity constituents.

♦A higher contingent accreting return rate or lower downside thresholds or accretion barriers may reflect greater expected volatility of each of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent accreting return rate, accretion barriers and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each of the underlying assets as of the trade date, the greater the expectation is as of that date that the closing level of an underlying asset could be less than its respective accretion barrier on the observation dates and that the final level of an underlying asset could be less than its respective downside threshold and, as a consequence, indicates an increased risk of no contingent accreting return and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent accreting return rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds and/or accretion barriers than those terms on otherwise comparable securities. Therefore, a relatively higher contingent accreting return rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or accretion barriers may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent accreting returns. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your initial investment.

♦Reinvestment risk — The Notes will be subject to an automatic call if the closing level of each underlying asset is equal to or greater than its call threshold level on certain observation dates prior to the final valuation date, as set forth under “Observation Dates and Call Settlement Dates“ herein. Because the Notes could be subject to an automatic call as early as the first potential call settlement date, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return and/or with a comparable contingent accreting return rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of one or more underlying assets and the shorter time remaining for the level of each such underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.

Risks Relating to Characteristics of the Underlying Assets

♦You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any one of the underlying assets over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will receive a negative return equal to the underlying return of the least performing underlying asset if the Notes are not automatically called and the final level of one underlying asset is less than its downside threshold, even if the underlying return of each other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.

♦Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of no contingent accreting returns and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to a single underlying asset or fewer underlying assets — The risk that there will be no contingent accreting return with respect to any observation date and that you will lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset or fewer underlying assets. With more underlying assets, it is more likely that the closing level of an underlying asset will be less than its accretion barrier on any observation date or that the final level of an underlying asset will be less than its downside threshold than if the Notes were linked to a single underlying asset or fewer underlying assets. In addition, the lower the correlation between a pair of underlying assets, the greater the likelihood that one of the underlying assets will decline to a closing level that is less than its accretion barrier on any observation date or a final level that is less than its downside threshold. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the contingent accreting return rate, downside thresholds and accretion barriers are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher contingent accreting return rate and lower downside thresholds and accretion barriers are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that there will be no contingent accreting return with respect to any observation date or that the final level of any underlying asset will be less than its downside threshold is even greater despite lower accretion barriers and downside thresholds, respectively. With three underlying assets, it is more likely that the performance of one pair of underlying assets will not be correlated, or will be negatively correlated. Therefore, it is more likely that there will be no contingent accreting return with respect to any observation date and/or that the final level of any underlying asset will be less than its downside threshold and that you will lose a significant portion or all of your initial investment at maturity.

♦Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the performance of the underlying constituents. The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset, its underlying constituents and the issuers of the underlying equity constituents (each, an “underlying constituent issuer”), and with respect to an underlying equity, the issuer of such underlying equity (its “underlying equity issuer”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into these entities and the underlying assets. For additional information regarding the underlying assets, please see “Information About the Underlying Assets” herein and any SEC filings referred to in that section. We urge you to review financial and other information filed periodically by an underlying equity issuer with the SEC.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall. There can be no assurance that the closing level of each underlying asset will be equal to or greater than its accretion barrier on each observation date or, if the Notes are not subject to an automatic call, that the final level of each underlying asset will be equal to or greater than its downside threshold. The levels of the underlying assets will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers and, with respect to an underlying equity, its underlying equity issuer. You should be willing to accept the downside risks associated with each underlying asset in general and its underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

♦Changes affecting an underlying index, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of any index sponsor as specified under “Information About the Underlying Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which such index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the applicable underlying index. The policies of an index sponsor with respect to the calculation of the applicable underlying index could also adversely affect the level of such underlying index. An index sponsor may discontinue or suspend calculation or dissemination of the applicable underlying index. Further, indices like each underlying index have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the applicable underlying index) or the administrator (its index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying index, it may deem the closing level of the original underlying index on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Notes.

♦There is no affiliation between any underlying equity issuer, underlying constituent issuer or index sponsor and UBS, and UBS is not responsible for any disclosure by such entities — We are not affiliated with any underlying equity issuer, underlying constituent issuer, any index sponsor or the index sponsor of any target index. We and our affiliates may currently, or from time to time in the future engage in business with an underlying equity issuer, underlying constituent issuer or index sponsor. However, we are not affiliated with any such entity and are not responsible for its public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into such entities, the underlying assets and the underlying constituents. No such entity is involved in the Notes offered hereby in any way or has any obligation of any sort with respect to your Notes or has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of, and return on, your Notes.

♦The value of an underlying equity may not completely track the value of its underlying constituents — Although the trading characteristics and valuations of an ETF will usually mirror the characteristics and valuations of its underlying constituents, the level of an ETF may not completely track the value of its underlying constituents. The level of each underlying equity will reflect transaction costs and fees that the underlying constituents in which an ETF invests do not have. In addition, although an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for an ETF or that there will be liquidity in the trading market.

♦Fluctuation of NAV — The net asset value (the “NAV”) of an ETF may fluctuate with changes in the market value of its underlying constituents. The market prices of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of an ETF may differ from its NAV per share; an ETF may trade at, above or below its NAV per share, meaning the level of each underlying equity may not reflect its NAV.

♦The Russell 2000® Index and S&P 500® Index reflects price return, not total return — The return on the Notes is based on the performance of the Russell 2000® Index and S&P 500® Index, which reflects the changes in the market prices of its underlying constituents. The Russell 2000® Index and S&P

500® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on its underlying constituents. The return on the Notes will not include such a total return feature or dividend component.

♦The Notes are subject to small-capitalization stock risks — The Notes are subject to risks associated with small-capitalization companies because the Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore such index may be more volatile than an index in which a greater percentage of its constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦Failure of the State Street® Utilities Select Sector SPDR® ETF to track the level of its target index — While the State Street® Utilities Select Sector SPDR® ETF is designed and intended to track the level of a specific index as specified herein (its “target index”), various factors, including fees and other transaction costs, will prevent an ETF from correlating exactly with changes in the level of its target index. Additionally, although the performance of an ETF seeks to replicate the performance of its target index, an ETF may not invest in all the securities, futures contracts or commodities comprising its target index but rather may invest in a representative sample of the assets comprising its target index. ETFs, including the State Street® Utilities Select Sector SPDR® ETF, are therefore subject to the risk that the investment strategy selected by its investment advisor does not successfully track the level of its target index, as discussed further herein. Accordingly, the performance of the State Street® Utilities Select Sector SPDR® ETF will not be equal to the performance of its target index during the term of the Notes.

♦The State Street® Utilities Select Sector SPDR® ETF utilizes a passive indexing investment approach — The State Street® Utilities Select Sector SPDR® ETF is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the State Street® Utilities Select Sector SPDR® ETF, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its target index by investing in a portfolio of stocks that generally replicate or provide a representative sample of such target index. Therefore, unless a specific underlying constituent is removed from its target index, the State Street® Utilities Select Sector SPDR® ETF generally would not sell a security because the issuer of such underlying constituent (its “underlying constituent issuer”) was in financial trouble. In addition, the State Street® Utilities Select Sector SPDR® ETF is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

♦The Notes are subject to risks associated with the utilities sector — All or substantially all of the underlying constituents held by the State Street® Utilities Select Sector SPDR® ETF are issued by companies whose primary business is directly associated with the utilities sector. The assets of the State Street® Utilities Select Sector SPDR® ETF will be concentrated in the utilities sector, which means that it will be more affected by the performance of the utilities sector than a fund that is more diversified. Utility companies are affected by supply and demand, operating costs, government regulation, environmental factors, liabilities for environmental damage and general civil liabilities, and rate caps or rate changes. Although rate changes of a regulated utility usually fluctuate in approximate correlation with financing costs, due to political and regulatory factors rate changes ordinarily occur only following a delay after the changes in financing costs. This factor will tend to favorably affect a regulated utility company's earnings and dividends in times of decreasing costs, but conversely, will tend to adversely affect earnings and dividends when costs are rising. The value of regulated utility equity securities may tend to have an inverse relationship to the movement of interest rates. Certain utility companies have experienced full or partial deregulation in recent years. These utility companies are frequently more similar to industrial companies in that they are subject to greater competition and have been permitted by regulators to diversify outside of their original geographic regions and their traditional lines of business. These opportunities may permit certain utility companies to earn more than their traditional regulated rates of return. Some companies, however, may be forced to defend their core business and may be less profitable. In addition, natural disasters, terrorist attacks, government intervention or other factors may render a utility company's equipment unusable or obsolete and negatively impact profitability.

Estimated Value Considerations

♦The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels and volatility of the underlying assets and underlying constituents, any expected dividends on the underlying constituents and an underlying equity, the correlation of the underlying assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting compensation, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Assets — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of the underlying assets and the underlying constituents; the volatility of the underlying assets and the underlying constituents; any expected dividends on the underlying constituents and an underlying equity; the correlation of the underlying assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Following certain events, the calculation agent can make adjustments to an underlying equity and the terms of the Notes that may adversely affect the market value of, and return on, the Notes — Following certain events affecting an underlying equity, the calculation agent may make adjustments to its initial level, call threshold level, accretion barrier, downside threshold and/or final level, as applicable, and any other term of the Notes and, in some instances, may replace such underlying equity. However, the calculation agent will not make an adjustment in response to every event that could affect an underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein that it believes are appropriate to offset to the extent practical any change in your economic position as a holder of the Notes resulting solely from any such event to achieve an equitable result. Following certain events relating to an underlying equity, such as its discontinuance, a delisting or suspension of trading, or a material modification, the return on the Notes may be based on a share of another ETF, on a basket of securities, futures contracts, commodities and/or other assets that the calculation agent determines is comparable to the affected ETF’s underlying constituents or on an alternative calculation of such ETF. The occurrence of any such event and the consequent adjustments may materially and adversely affect the value of, and return on, the Notes. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any underlying asset or underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of any underlying asset or underlying constituent, may adversely affect the levels of the applicable underlying assets and, therefore, the market value of, and return on, the Notes.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with any underlying equity issuer or underlying constituent issuer, as applicable, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the aggregate accreted return will increase by a contingent accreting return with respect to any observation date, whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed closing levels of the underlying assets. The calculation agent can postpone the determination of the terms of the Notes if a market disruption event occurs and is continuing on the trade date, any observation date or the final valuation date. As UBS determines the economic terms of the Notes, including the contingent accreting return rate, call threshold levels, downside thresholds and accretion barriers, and such terms include the underwriting compensation, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amount owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples below illustrate the payment upon an automatic call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 5 years
Contingent Accreting Return Rate:	6.00% per annum (or 0.50% per month)
Contingent Accreting Return:	$5.00 per month
Observation Dates:	Monthly (callable after 12 months)
Initial Level:
Underlying Asset A: Underlying Asset B: Underlying Asset C:	2,500.00 7,000.00 $50.00
Call Threshold Level:
Underlying Asset A: Underlying Asset B: Underlying Asset C:	2,500.00 (which is equal to 100.00% of the Initial Level) 7,000.00 (which is equal to 100.00% of the Initial Level) $50.00 (which is equal to 100.00% of the Initial Level)
Accretion Barrier:
Underlying Asset A: Underlying Asset B: Underlying Asset C:	1,625.00 (which is equal to 65.00% of the Initial Level) 4,550.00 (which is equal to 65.00% of the Initial Level) $32.50 (which is equal to 65.00% of the Initial Level)
Downside Threshold:
Underlying Asset A: Underlying Asset B: Underlying Asset C:	1,375.00 (which is equal to 55.00% of the Initial Level) 3,850.00 (which is equal to 55.00% of the Initial Level) $27.50 (which is equal to 55.00% of the Initial Level)

Example 1— The Closing Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Observation Date corresponding to the first potential Call Settlement Date.

Date	Closing Level	Contingent Accreting Return/Aggregate Accreted Return (per Note)	Payment (per Note)
First through Eleventh Observation Date

Underlying Asset A: Various (all equal to or greater than Call Threshold Level and Accretion Barrier)

Underlying Asset B: Various (all equal to or greater than Call Threshold Level and Accretion Barrier)

Underlying Asset C: Various (all equal to or greater than Call Threshold Level and Accretion Barrier)

		Contingent Accreting Return: $55.00 Aggregate Accreted Return: $55.00	$0.00 (Not Callable)
Twelfth Observation Date

Underlying Asset A: 2,625.00 (equal to or greater than Call Threshold Level and Accretion Barrier)

Underlying Asset B: 8,400.00 (equal to or greater than Call Threshold Level and Accretion Barrier)

Underlying Asset C: $62.00 (equal to or greater than Call Threshold Level and Accretion Barrier)

		Contingent Accreting Return: $5.00 Aggregate Accreted Return: $60.00	$1,060.00 (Call Settlement Amount)
	Total Payment:		$1,060.00 (6.00% total return)

Because the Notes are subject to an automatic call on the first potential call settlement date (which is approximately 12 months after the trade date), UBS will pay you on the call settlement date a total of $1,060.00 per Note (reflecting your principal amount of $1,000.00 plus the aggregate accreted return of $60.00), for a total return of 6.00% on the Notes. You will not receive any further payments on the Notes.

Example 2— The Notes are NOT subject to an Automatic Call and the Final Level of each Underlying Asset is equal to or greater than its Downside Threshold and Accretion Barrier.

Date	Closing Level	Contingent Accreting Return/Aggregate Accreted Return (per Note)	Payment (per Note)
First Observation Date	Underlying Asset A: 2,325.00 (equal to or greater than Accretion Barrier; less than Call Threshold Level) Underlying Asset B: 6,020.00 (equal to or greater than Accretion Barrier; less than Call Threshold Level) Underlying Asset C: $40.00 (equal to or greater than Accretion Barrier; less than Call Threshold Level)	Contingent Accreting Return: $5.00 Aggregate Accreted Return: $5.00	$0.00
Second through Fifty-Ninth Observation Date	Underlying Asset A: Various (all equal to or greater than Call Threshold Level and Accretion Barrier) Underlying Asset B: Various (all less than Call Threshold Level and Accretion Barrier) Underlying Asset C: Various (all equal to or greater than Call Threshold Level and Accretion Barrier)	Contingent Accreting Return: $0.00 Aggregate Accreted Return: $5.00	$0.00
Final Valuation Date

Underlying Asset A: 2,400.00 (equal to or greater than Accretion Barrier and Downside Threshold)

Underlying Asset B: 5,750.00 (equal to or greater than Accretion Barrier and Downside Threshold)

Underlying Asset C: $45.00 (equal to or greater than Accretion Barrier and Downside Threshold)

		Contingent Accreting Return: $5.00 Aggregate Accreted Return: $10.00	Principal Amount + Aggregate Accreted Return = $1,000.00 + $10.00 = $1,010.00 (Payment at Maturity)
	Total Payment:		$1,010.00 (1.00% total return)

Because the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment per Note at maturity equal to the principal amount plus the aggregate accreted return. Because the final level of each underlying asset was also equal to or greater than its accretion barrier, the aggregate accreted return will increase by the contingent accreting return with respect to the final valuation date. At maturity, UBS will pay you a total of $1,010.00 per Note (reflecting your principal amount of $1,000.00 plus the aggregate accreted return of $10.00), for a total return of 1.00% on the Notes.

Example 3— The Notes are NOT subject to an Automatic Call, the Final Level of each Underlying Asset is equal to or greater than its Downside Threshold and the Final Level of any Underlying Asset is less than its Accretion Barrier.

Date	Closing Level	Contingent Accreting Return/Aggregate Accreted Return (per Note)	Payment (per Note)
First Observation Date	Underlying Asset A: 2,325.00 (equal to or greater than Accretion Barrier; less than Call Threshold Level) Underlying Asset B: 5,040.00 (equal to or greater than Accretion Barrier; less than Call Threshold Level) Underlying Asset C: $38.00 (equal to or greater than Accretion Barrier; less than Call Threshold Level)	Contingent Accreting Return: $5.00 Aggregate Accreted Return: $5.00	$0.00
Second through Fifty-Ninth Observation Date	Underlying Asset A: Various (all less than Call Threshold Level and Accretion Barrier) Underlying Asset B: Various (all equal to or greater than Call Threshold Level and Accretion Barrier) Underlying Asset C: Various (all equal to or greater than Call Threshold Level and Accretion Barrier)	Contingent Accreting Return: $0.00 Aggregate Accreted Return: $5.00	$0.00
Final Valuation Date

Underlying Asset A: 1,500.00 (less than Accretion Barrier; equal to or greater than Downside Threshold)

Underlying Asset B: 6,700.00 (equal to or greater than Accretion Barrier and Downside Threshold)

Underlying Asset C: $40.00 (equal to or greater than Accretion Barrier and Downside Threshold)

		Contingent Accreting Return: $0.00 Aggregate Accreted Return: $5.00	Principal Amount + Aggregate Accreted Return = $1,000.00 + $5.00 $1,005.00 (Payment at Maturity)
	Total Payment:		$1,005.00 (0.50% total return)

Because the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment per Note at maturity equal to the principal amount plus the aggregate accreted return. Because the final level of underlying asset A is also less than its accretion barrier, there will be no contingent accreting return with respect to the final valuation date. At maturity, UBS will pay you a total of $1,005.00 per Note (reflecting your principal amount of $1,000.00 plus the aggregate accreted return of $5.00), for a total return of 0.50% on the Notes.

Example 4— The Notes are NOT subject to an Automatic Call and the Final Level of any Underlying Asset is less than its Downside Threshold and Accretion Barrier.

Date	Closing Level	Contingent Accreting Return/Aggregate Accreted Return (per Note)	Payment (per Note)
First Observation Date	Underlying Asset A: 1,800.00 (equal to or greater than Accretion Barrier; less than Call Threshold Level) Underlying Asset B: 5,530.00 (equal to or greater than Accretion Barrier; less than Call Threshold Level) Underlying Asset C: $47.00 (equal to or greater than Accretion Barrier; less than Call Threshold Level)	Contingent Accreting Return: $5.00 Aggregate Accreted Return: $5.00	$0.00
Second through Fifty-Ninth Observation Date	Underlying Asset A: Various (all equal to or greater than Call Threshold Level and Accretion Barrier) Underlying Asset B: Various (all less than Call Threshold Level and Accretion Barrier) Underlying Asset C: Various (all equal to or greater than Call Threshold Level and Accretion Barrier)	Contingent Accreting Return: $0.00 Aggregate Accreted Return: $5.00	$0.00
Final Valuation Date

Underlying Asset A: 1,000.00 (less than Accretion Barrier and Downside Threshold)

Underlying Asset B: 8,750.00 (equal to or greater than Accretion Barrier and Downside Threshold)

Underlying Asset C: $60.00 (equal to or greater than Accretion Barrier and Downside Threshold)

		Contingent Accreting Return: $0.00 Aggregate Accreted Return: $5.00

Principal Amount × (1 + Underlying Return of the Least Performing Underlying Asset) + Aggregate Accreted Return

= $1,000.00 × [1 + (-60.00%)] + $5.00

= $1,000.00 × 40.00% + $5.00

= $405.00 (Payment at Maturity)

	Total Payment:		$405.00 (59.50% loss)

Because the Notes are not subject to an automatic call and the final level of underlying asset A is less than its downside threshold, at maturity your principal amount will be exposed to the negative return of the least performing underlying asset and, when added to the aggregate accreted return of $5.00, UBS will pay you $405.00 per Note, for a loss on the Notes of 59.50%.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your principal amount.

You will be exposed to the market risk of each underlying asset on each observation date, including the final valuation date, and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a significant portion or all of your principal amount at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation into each underlying asset.

Included below is a brief description of each underlying asset. This information has been obtained from publicly available sources. Set forth below for each underlying asset is a graph that illustrates the past performance for such underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of any underlying asset as an indication of future performance.

An underlying equity is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by an underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by an underlying equity issuer can be located by reference to its SEC file number provided below.

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “index sponsor” or “FTSE Russell”).

RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time. RTY is determined, comprised and calculated by FTSE Russell without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000 Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website. RTY’s value is calculated by adding the market values of the underlying constituents and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of RTY from January 1, 2016 through February 19, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of RTY on February 19, 2026 was 2,665.090 (its “hypothetical initial level”). The dotted lines respectively represent its hypothetical call threshold level of 2,665.090, which is equal to 100.00% of its hypothetical initial level, its hypothetical accretion barrier of 1,732.309, which is equal to 65.00% of its hypothetical initial level, and its hypothetical downside threshold of 1,465.800, which is equal to 55.00% of its hypothetical initial level. Its actual initial level, call threshold level, accretion barrier and downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of SPX from January 1, 2016 through February 19, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of SPX on February 19, 2026 was 6,861.89 (its “hypothetical initial level”). The dotted lines respectively represent its hypothetical call threshold level of 6,861.89, which is equal to 100.00% of its hypothetical initial level, its hypothetical accretion barrier of 4,460.23, which is equal to 65.00% of its hypothetical initial level, and its hypothetical downside threshold of 3,774.04, which is equal to 55.00% of its hypothetical initial level. Its actual initial level, call threshold level, accretion barrier and downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

State Street® Utilities Select Sector SPDR® ETF

We have derived all information contained herein regarding the State Street® Utilities Select Sector SPDR® ETF (the “XLU Fund”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the XLU Fund’s investment adviser, SSGA Funds Management, Inc. (“SSGA” or the “investment adviser”) and the index sponsor of the target index, as defined below.

The XLU Fund is one of the separate investment portfolios that constitute The Select Sector SPDR® Trust (“Select Sector SPDR”). The XLU Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Utilities Select Sector Index (the “target index”). The target index seeks to measure the performance of the utilities segment of the U.S. equity market and includes companies that have been identified as utilities companies on the basis of general industry classification from a universe of companies defined by the S&P 500® Index, including securities of companies from the following industries: electric utilities; water utilities; multi-utilities; independent power and renewable electricity producers; and gas utilities. The target index is calculated, maintained and published by, S&P Dow Jones Indices LLC (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time.

Select information regarding the XLU Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the XLU Fund’s website. Expenses of the XLU Fund reduce the net asset value of the assets held by the XLU Fund and, therefore, reduce the value of the shares of the XLU Fund.

In seeking to track the performance of the target index, the XLU Fund employs a replication strategy, which means that the XLU Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the XLU Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the target index. In addition, the XLU Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA).

Shares of the XLU Fund are listed on the NYSE Arca under the ticker symbol “XLU”.

Information from outside sources including, but not limited to the prospectus related to the XLU Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the XLU Fund or the target index.

Information filed by Select Sector SPDR with the SEC, including the prospectus for the XLU Fund, can be found by reference to its SEC file numbers: 333-57791 and 811-08837 or its CIK Code: 0001064641.

Historical Information

The graph below illustrates the performance of the XLU Fund’s shares from January 1, 2016 through February 19, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the XLU Fund’s shares on February 19, 2026 was $46.11 (its “hypothetical initial level”). The dotted lines respectively represent its hypothetical call threshold level of $46.11, which is equal to 100.00% of its hypothetical initial level, its hypothetical accretion barrier of $29.97, which is equal to 65.00% of its hypothetical initial level, and its hypothetical downside threshold of $25.36, which is equal to 55.00% of its hypothetical initial level. Its actual initial level, call threshold level, accretion barrier and downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

Correlation of the Underlying Assets

The graph below illustrates the daily performance of the underlying assets from January 1, 2016 through February 19, 2026. For comparison purposes, each underlying asset has been normalized to have a closing level of 100.00 on January 1, 2016 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2016 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation of the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the closing level or final level of one of those underlying assets to be less than its accretion barrier or downside threshold on any observation date or on the final valuation date, respectively. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, the closing level or final level of one or more of the underlying assets might be less than its accretion barrier or downside threshold on any observation date or on the final valuation date, respectively, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. A higher contingent accreting return rate is generally associated with lower correlation of the underlying assets, which reflects a greater potential for no contingent accreting returns and for a loss on your investment at maturity. See “Key Risks — Risks Relating to Return Characteristics — A higher contingent accreting return rate or lower downside thresholds or accretion barriers may reflect greater expected volatility of each of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— Risks Relating to Characteristics of the Underlying Assets — You are exposed to the market risk of each underlying asset” and “— Risks Relating to Characteristics of the Underlying Assets — Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of no contingent accreting returns and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to a single underlying asset or fewer underlying assets“ herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying assets. If your Notes are so treated, you should generally recognize capital gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Subject to the “constructive ownership” rules of Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

However, it is possible that the IRS could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon maturity or automatic call of your notes is determined, even though you will not receive any amounts from UBS in respect of your notes prior to the maturity or automatic call of your notes. In such case, you may be treated as having a holding period in respect of your notes prior to the maturity or automatic call of your notes, and such holding period may be treated as less than one year even if you receive cash upon the maturity or automatic call of your notes at a time that is more than one year after the beginning of your holding period.

Although uncertain, it is possible that any aggregate accreted return, or proceeds received from the taxable disposition of your notes prior to a call settlement date that could be attributed to an expected aggregate accreted return, could be treated as ordinary income and/or could be taxable to you on an observation date. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization (including any aggregate accreted return potentially being taxed as ordinary income and/or on an observation date and possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Section 1260. Because an underlying asset that is an ETF would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Notes could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards — Section 1260” in the accompanying product supplement.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether gain or loss in excess of such accruals from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent accreting returns is unclear. Subject to Section 871(m) of the Code and FATCA, each as discussed below, we currently do not intend to treat any aggregate accreted return paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 as subject to U.S. withholding tax and we currently do not intend to withhold any tax on any aggregate accreted return. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the ETF or any underlying constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to any underlying asset or any underlying constituents, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset, the underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of an underlying asset, any underlying constituents or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of an underlying asset, any underlying constituents or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC intends to either resell the Notes to one or more third-party dealers at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof or to offer the Notes directly to investors at the issue price to the public. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount received. Certain unaffiliated registered investment advisers or fee-based advisory accounts may purchase Notes from a third-party dealer at a purchase price of at least $997.50 per Note, and such third-party dealer, with respect to such sales, may forgo some or all of the underwriting discount. UBS may also periodically pay another unaffiliated dealer a marketing fee per Note in the amount indicated on the cover hereof with respect to some or all of the Notes in connection with its marketing efforts. Additionally, we or one of our affiliates may pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting compensation) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) nor (ii) qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information About UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Observation Dates and Call Settlement Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	10
Information About the Underlying Assets	14
Correlation of the Underlying Assets	17
What Are the Tax Consequences of the Notes?	18
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	20

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-53
Material U.S. Federal Income Tax Consequences	PS-54
Certain ERISA Considerations	PS-77
Supplemental Plan of Distribution (Conflicts of Interest)	PS-79

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Equal Weight Index	IS-21
S&P 500® Index	IS-23
S&P Select Sector Indices	IS-31
Non-U.S. Indices	IS-34
EURO STOXX 50® Index	IS-34
EURO STOXX® Banks Index	IS-40
FTSE® 100 Index	IS-46
MSCI Indexes	IS-52
MSCI-EAFE® Index	IS-52
MSCI® Emerging Markets IndexSM	IS-52
MSCI® Europe Index	IS-52
Nikkei 225 Index IS-58
S&P/ASX 200 Index IS-62
Swiss Market Index IS-70
TOPIX® IS-74

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$• UBS AG

Trigger Autocallable Notes with Contingent Accreting Return

due on or about March 3, 2031

Preliminary Pricing Supplement dated February 20, 2026
(To Product Supplement dated February 6, 2025,
Index Supplement dated February 6, 2025
and Prospectus dated February 6, 2025)

UBS Investment Bank
UBS Securities LLC